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                                                                 EXHIBIT 11(a)





                           KIRKPATRICK & LOCKHART LLP
                           100 Pine Street, Suite 3200
                         San Francisco, California 94111
                             Telephone 415 249-1000


                                  May 11, 2001

AIM Series Trust
11 Greenway Plaza, Suite 100
Houston, Texas 77046

Ladies and Gentlemen:

         You have requested our opinion, as counsel to AIM Series Trust ("Trust"), as to certain matters regarding the issuance of Shares of AIM Global Trends Fund (the "Acquiring Fund"), a series of the Trust, in connection with the reorganization of AIM Global Consumer Products & Services Fund (the "Acquired Fund"), a series of the AIM Investment Funds, into the Acquiring Fund. As used in this opinion letter, the term "Shares" means the Class A, Class B and Class C shares of beneficial interest in the Acquiring Fund that will be issued in connection with the reorganization.

         In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Agreement and Declaration of Trust dated as of May 7, 1998 (the "Agreement"), and Bylaws, and any amendments thereto, and such other documents relating to its organization and operation as we have deemed relevant to our opinions, as set forth herein. With respect to matters governed by the laws of the State of Delaware (excluding the securities laws thereof), we have relied solely on the opinion letter of Potter Anderson & Corroon LLP, special Delaware counsel to the Trust, an executed copy of which is appended hereto as Exhibit A.

          The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the Trust's registration statement on Form N-14 relating to the reorganization (the "Registration Statement"), including receipt by the Acquiring Fund of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, will have been validly issued and will be fully paid, and non-assessable.



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AIM Series Trust
May 11, 2001
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         We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

         The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

         We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.


                                   Very truly yours,

                                   /s/ Kirkpatrick & Lockhart LLP

                                   KIRKPATRICK & LOCKHART LLP